Exhibit 77(c)


                Matters submitted to a Vote of Security Holders


On November 15, 2007, a Special Meeting of Shareholders for ING VP Money Market Portfolio was held at which the shareholders were asked to approve the following proposals: (3A) to modify the fundamental investment restriction on concentration; (3B) to modify the fundamental investment restriction on diversification; (3C) to modify the fundamental investment restriction on borrowing; (3D) to modify the fundamental investment restriction on lending;
(3E) to modify the fundamental investment restriction on underwriting; (3F) to modify the fundamental investment restriction on real estate; (3G) to modify the fundamental investment restriction on senior securities; (3H) to modify the fundamental investment restriction on commodities; (4) to reclassify the investment objective of each Fund as non-fundamental; and (5) to approve a "Manager-of-Managers" arrangement for the Portfolio to permit the Portfolio's investment adviser, subject to prior approval by the Board, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Portfolio's shareholders.

                                                 Shares voted
                                  Shares          against or          Shares       Total Shares
                   Proposal      voted for         withheld         abstained          Voted
                   --------      ---------         --------         ---------          -----
ING VP Money
Market Portfolio      3A      57,762,163.655     3,151,785.200    2,182,463.189   63,096,412.044
                      3B      58,336,995.185     2,688,139.632    2,071,277.227   63,096,412.044
                      3C      57,631,057.170     3,160,184.417    2,305,170.457   63,096,412.044
                      3D      58,311,648.541     2,534,271.813    2,250,491.690   63,096,412.044
                      3E      58,045,922.834     3,417,144.454    1,633,344.756   63,096,412.044
                      3F      58,052,301.495     3,095,219.939    1,948,890.610   63,096,412.044
                      3G      58,062,499.070     3,088,132.339    1,945,780.635   63,096,412.044
                      3H      58,320,281.738     2,713,838.255    2,062,292.051   63,096,412.044
                       4      58,818,739.469     2,695,148.563    1,582,524.012   63,096,412.044
                       5      57,578,988.937     3,717,369.885    1,800,053.222   63,096,412.044